CONSULTING AGREEMENT

                  CONSULTING AGREEMENT, dated as of August 26, 1999 (the "Agreement"), by and between Discovery Zone, with principal offices at 565 Taxtor Road, Elmsford, New York 10523 ("DZ") and Carl Marks Consulting Group LLC with principal offices at 135 East 57th Street, New York, NY 10022 (inclusive of any senior personnel, employees and associates thereof, "CMCG" or "Consultant").

                  WHEREAS, DZ desires to engage the financial and management consulting service of CMCG, subject to the terms and conditions hereinafter set forth; and

                  WHEREAS, CMCG has agreed to provide such financial and management consulting services subject to the terms and conditions hereinafter set forth;

                  NOW THEREFORE, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Engagement: DZ hereby agrees to engage CMCG, and CMCG hereby agrees to serve DZ, as a financial and management consultant. It is further agreed that Stanley B. Frieze, a Managing Partner of CMCG, shall supervise this engagement, with whatever resources from CMCG as needed. Stanley
B. Frieze and CMCG will devote substantial time, but not full time to this engagement. DZ understands and acknowledges that CMCG has and will continue to have other engagements during the term of this agreement.

                  2. Scope: Implementation: - To maximize the speed and effectiveness of implementation efforts, we will install one of our most senior and experienced consultants to operate as interim Chief Operating Officer, full time for approximately four to six months and part time for as long as necessary thereafter. In this capacity we would serve on a day to day basis running store operations and implementing required operational and financial controls.

                  During this phase, we will continue to refine strategic thinking for the business, direct any additional analysis and plan required infrastructure change in Projects, resource requirements, and time frames will be firmed and the tracking of those implementation efforts will be followed carefully.

                  The advantage of using interim management will be to receive the benefits of outside business management expertise, while gaining needed hands-on implementation help.

                  During the implementation phase, we will provide whatever additional levels of technical or functional support that you require. These could include infrastructure, MIS systems or other project-oriented support.

                  3. Term: The term of this Agreement shall commence as of the date of this Agreement and shall continue until the engagement is completed unless canceled with or without


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cause by either party on five (5) business days written notice, in which event any compensation owing to CMCG pursuant to paragraph 4 below shall be immediately due and payable.

                  4. Compensation: DZ shall pay CMCG for its services a fee of
(i) $400.00 per hour for Stanley B. Frieze, (ii) $42,500.00 per month for Richard Shepperd, and (iii) $42,500.00 per month for Chet Oblieleski, and (iv) $250.00 per hour for other CMCG employees and associates as required. CMCG shall make available its personnel as required during the engagement. CMCG shall receive a retainer from DZ of $50,000.00 upon the execution of this agreement. When invoices are submitted on a weekly basis they will be deducted from the $50,000.00 retainer. The $50,000.00 retainer will be maintained at all times. CMCG will submit subsequent consulting service fee and Expense invoices on the Monday following each week in which consulting services are provided. It is agreed that all of those invoices will be paid within five (5) days of the date of submission.

                  These arrangements will stay in place for the first thirty
(30) days. At that point we will review with Wellspring Capital Management, LLC what the arrangements will be going forward.

                  5. Expenses: CMCG shall be entitled to reimbursement for all reasonable expenses incurred by it in the performance of its duties (the "Expenses") upon presentation of appropriate documentation therefor. Such Expenses shall include, but not be limited to, transportation of any CMCG senior personnel, employees or associates on business related to the engagement, cost of hotels, meals, etc. Such Expenses shall also include, but not be limited to, all reasonable legal fees incurred by CMCG in connection with the performance of the services contemplated by this Agreement, provided that DZ first consents to the retention of such counsel for such services. All incurred Expenses will be reimbursed weekly within seven (7) days of the receipt of invoices therefor.

                  6. Indemnification: DZ hereby agrees to indemnify CMCG and hold it harmless for all acts taken or omissions, and all decisions made, by CMCG (other than as a result of CMCG's gross negligence or willful misconduct) and CMCG agrees to indemnify DZ and hold it harmless for all acts taken and all decisions made while performing services for DZ and each party agree to pay directly, upon presentation thereof, all statements or invoices for all fees and expenses, including reasonable attorneys' fees actually and necessarily incurred by the other party in connection with the defense of any such claims based on alleged acts, omissions or decisions (other than made or taken through gross negligence or willful misconduct), including any suit or proceeding relating thereto and any appeal therefrom and the costs of any settlement thereof ("Claim"), provided that with respect to costs incurred in any appeal of a judgment, the indemnifying party first consents to appealing such judgment. The indemnified party shall have the sole right to select counsel of its choosing and control the defense of any such claim, but the indemnifying party shall have the right to accept or reject any settlement of any claim for which indemnification is sought hereunder. For purposes of this paragraph CMCG or DZ as the case may be includes its shareholders, officers, directors, employees and/or agents, and their affiliates


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and each of their respective shareholders, officers, directors, employees and/or agents. The provisions of this Section 5 shall survive the Term of this Agreement.

                  7. Proprietary Work Product and Confidential Company
Information: CMCG acknowledges and agrees that any work product produced by CMCG is for the sole use of DZ and the Board of Directors and is not intended for distribution to, or to be relied upon by, any third parties. The provisions of this Section 6 shall survive the Term of this Agreement.

                  In addition, CMCG acknowledges and agrees that as a result of the services to be provided hereunder, the persons performing such services may acquire knowledge and information of a secret and confidential nature. CMCG further acknowledges and agrees that this information constitutes valuable property of DZ generally not being disseminated or made known to persons or organizations outside DZ at all, or if made known, being done so only under specific and restrictive conditions such as to ensure that it does not become readily available to the public, and also that confidential information of others may be received by DZ with restrictions on its use and disclosure. Accordingly, CMCG agrees that:

                    (i) CMCG and any person performing any services for CMCG hereunder shall not, during the term of this Agreement nor at any time thereafter, disclose to anyone outside DZ or use in other than DZ business any secret or confidential information of DZ or its subsidiaries or affiliates, except as authorized by authoritative personnel of DZ. DZ information which is not readily available to the public shall be considered secret and confidential for the purpose of this Agreement and shall include, but not be limited to, information relating to DZ, its subsidiaries and affiliates, customers, processes, products apparatus, data, compounds, business studies, business and contracting plans, business procedures and finances;

                    (ii) CMCG and any person performing any services for CMCG hereunder shall not, during the term of this Agreement nor at any time thereafter, disclose to any other person or use secret or confidential information of others, which, to the knowledge of CMCG, has been disclosed to CMCG with restriction on the use or disclosure thereof, in violation of those restrictions.

                    (iii) Notwithstanding the foregoing, CMCG and any person
                          performing services for CMCG hereunder shall not be liable for the disclosure of information which may otherwise be deemed confidential hereunder:

                           (a) if the information is in, or becomes part of, the public domain, other than by CMCG's disclosure of the information; or
                           (b) if the information is furnished to a third party by DZ without restriction of the third party's right to disseminate the information; or


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                           (c)  if the information is already of record in
                                CMCG's files at the time of disclosure or is disclosed to CMCG by a third party as a matter of right; or
                           (d) if the information is disclosed with DZ written approval; or
                           (e) if the information is compelled to be revealed via subpoena, civil investigative demand or other judicial or administrative process.

                  8. Reliance on Client's Information: DZ acknowledge and agrees that CMCG, in performance of its duties under the Agreement, will be relying on the truth, completeness and accuracy of the written documentation delivered and the verbal communication made by DZ and its agents to CMCG and its agents in connection with any and all matters relating to CMCG's engagement hereunder.

                  9. Notices: All notices, requests, demands and other communications provided for by this Agreement shall be in writing addressed to the parties at the address for such party first set forth above, and shall be transmitted by either facsimile (fax), personal or overnight courier delivery or by certified mail. All notices, etc. shall be deemed given when received by the party to whom it is addressed.

                  10. Successors and Assigns: This Agreement shall inure to the benefit of, and be binding upon each of DZ and CMCG and their respective successors or assigns. Neither party may assign its rights and/or obligations under this Agreement it without the written consent of the other party, which consent shall not be unreasonably withheld.

                  11. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

                  12. Amendments: No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective unless in writing signed by the parties hereto, and, in any event, shall be effective only in the specific instance for the specific purposes for which given.

                  13. No Waiver; Cumulative Remedies: No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  14. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.


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                  15. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  16. Waiver Of Jury Trial: Each of the parties to this Agreement hereby waives its right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the parties against the other in connection with or arising from this Agreement.

                  17. Independent Contractor Relationship: CMCG shall serve as an independent contractor to DZ pursuant to the terms and conditions of this Agreement and this Agreement does not create and shall not be construed to create a relationship of principal and agent, joint venturer, co-partners, employer and employee, master and servant or any similar relationship between CMCG and DZ, and the parties hereto expressly deny the existence of any such relationship.

                  18. Loan Origination Fees, etc.: Should CMCG introduce DZ to any capital source with whom DZ ultimately closes a transaction, upon such closing CMCG will be entitled to a fee.

                  If CMCG is asked to introduce DZ to any capital source the fee will be on a mutually agreeable negotiated basis before undertaking such activity.

                  19. Search Fees: Should CMCG introduce any individual to, and subsequently hire that individual, DZ will pay CMCG a search fee equal to 25% of the total first year's compensation package. This applies to any CMCG personnel which the Company may subsequently hire.

                  20. Sale of Company. Should CMCG introduce Wellspring Capital Management, LLC to any person or entity with whom Wellspring ultimately closes a transaction for a merger, acquisition, sale of substantially all of the assets, or any similar level of extraordinary transaction for DZ, or for substantially all of DZ or for any division of subsidiary thereof, upon closing CMCG will be entitled to a fee of the value of the transaction to be negotiated on a mutually agreeable basis before CMCG undertakes such activity.





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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective offices thereunto duly authorized, as of the date first written above.


                                        DISCOVERY ZONE


                                        By:  /s/ Scott W. Bernstein
                                           ----------------------------
                                             Scott W. Bernstein
                                             President & CEO



                                        CARL MARKS CONSULTING GROUP, LLC



                                        By:  /s/ Stanley B. Frieze
                                           ----------------------------
                                             Stanley B. Frieze
                                             Managing Partner